EXHIBIT 99.1

                                                            Ilene A. Angarola
             For Immediate Release                          First Vice President
                                                            Investor Relations
                                                            (516) 683-4420

         NEW YORK COMMUNITY BANCORP, INC. ANNOUNCES 3-FOR-2 STOCK SPLIT

Westbury, N.Y., August 17, 2001--New York Community Bancorp, Inc. (Nasdaq: NYCB) today announced that its Board of Directors has declared a 3-for-2 stock split in the form of a 50% stock dividend, payable on September 20, 2001 to shareholders of record at September 6, 2001.

From September 4, 2001 through and including September 20, 2001, shares of the Company will trade with due bills, entitling buyers to receive the 50% stock dividend.

Commenting on the Board's action, President and Chief Executive Officer Joseph
R. Ficalora noted, "We have long believed that splitting our stock is an effective means of enhancing our shareholders' investment. This will be our seventh stock split in as many years."

"We are especially pleased that the affiliation of Richmond County Financial Corp. with New York Community Bancorp has been of such immediate benefit to our investors; this is the second stock split since the merger of the two companies was announced," stated Company Chairman Michael F. Manzulli.

New York Community Bancorp, Inc. is the holding company for New York Community Bank, which operates six divisions: Queens County Savings Bank, Richmond County Savings Bank, CFS Bank, First Savings Bank of New Jersey, Ironbound Bank, and South Jersey Bank. The Bank serves its customers through a network of 120 branch offices in New York City, Long Island, Westchester and Rockland counties, New Jersey, and Connecticut, and is one of the leading multi-family mortgage lenders in the United States.

Reflecting the merger of Richmond County Financial Corp. with and into the Company on July 31, 2001, the Company has assets of approximately $8.6 billion, loans of approximately $5.2 billion, and deposits of approximately $5.6 billion. In connection with the merger and stock repurchase activity by both companies, the number of shares outstanding is 69.1 million. Under the current share repurchase program, there are 666,638 shares still available for repurchase at this date.

Additional information about the Company is available at its web site, www.myNYCB.com.


                                     - 30 -